Exhibit 99.1

Central Vermont Public Service

NEWS RELEASE      Contact: Steve Costello: (802) 747-5427 work    (802) 742-3062 pager
For Immediate Release: Oct. 27, 2009

Central Vermont Public Service wins stimulus funds
Rutland, Vt. – Central Vermont Public Service will receive over $31 million in federal stimulus funds to aid in the implementation of CVPS SmartPower™, the company’s smart grid customer service and reliability program.  The U.S. Department of Energy announced the funding as part of a statewide grant today.

“This grant will allow CVPS to conduct ground-breaking pilot programs that will benefit not only Vermont, but potentially the country,” CVPS President Bob Young said.  “The success of this statewide grant is testament to the cooperation of Vermont’s utilities, all three of our congressional offices, the governor, the Department of Public Service and the state stimulus office.”

The Department of Energy announced that Vermont’s electric utilities will receive $69 million in federal stimulus funds to deploy advanced metering, new customer enhancements, and grid automation.  The grant will pay up to half the costs of $137 million in improvements across Vermont.  The Vermont application was one of only 100 selected across the nation.

The application for the statewide program, known as eEnergy Vermont, was filed on behalf of all of Vermont’s electric distribution utilities, Efficiency Vermont and Vermont Electric Power Company, the state’s transmission utility.  They worked together on the project along with the Vermont Department of Public Service, Vermont’s congressional offices and the Vermont Office of Economic Stimulus and Recovery.

CVPS SmartPower™, CVPS’s smart grid program, will empower consumers to make better energy choices while the company enhances reliability of the grid and reduces costs and will advance the grid’s ability to handle technologies such as smart appliances, in-home energy management systems, electric vehicles and renewable generation.    A “smart grid” delivers electricity to customers using digital technology to save energy, control cost and increase reliability.  It can also reduce the need for new transmission lines by reducing peak loads.

“We expect CVPS SmartPower™ to assist us in storm and outage recovery, controlling operating costs, and provide unprecedented levels of information to consumers so they can decide how best to use energy,” Young said.  “This will be the single largest capital project in our history, and will transform how we do business.”

Rutland Pilot Projects
CVPS will conduct several studies and pilot projects in Rutland before rolling out CVPS SmartPower™ statewide.  The pilot projects, which will begin in 2011, will focus on how SmartPower can help control peak loads, thereby reducing and controlling the costs of purchasing power when prices are high.  CVPS will also examine the best ways to communicate peak-load information to customers, comparing a variety of communication methods.

“One key question we want to answer is simple but critical: What are the most effective financial incentives and communications methods to motivate customers to reduce demand when peaks are high?” Young said.

To find out, CVPS will randomly select hundreds of customers in Rutland, and will offer a variety of incentives to help customers reduce their demand when loads are high.  The Rutland experiment will help determine what kinds of price incentives and communications methods prompt the biggest customer response to peak loads.  The study will also help CVPS examine the difference in customer responses to two different types of in-home displays, as well as other communications methods such as text messaging, e-mail or other tools.

“These studies will give us a wealth of information that will help us help our customers reduce their energy consumption, cut peak loads, and reduce our collective environmental impacts,” Young said.  “We would be implementing CVPS SmartPower™ at some level even without the federal stimulus funds.  This grant will allow us to build our system more quickly while learning as much as possible about customer responses, for their benefit.”

Young said the results of the studies would be made available to other Vermont utilities and utilities nationwide.